Exhibit 99.1

Nordson Corporation Reports Record Third Quarter and Year-to-Date Sales, Operating Profit and Earnings Per Share

  Third Quarter Sales Grow 12 Percent to $288 Million
  Third Quarter Operating Profit Increases 25 Percent to $51 Million
  Third Quarter Diluted Earnings per Share Increase 29 Percent to $0.93

WESTLAKE, Ohio--(BUSINESS WIRE)--Nordson Corporation (Nasdaq: NDSN) today reported record third quarter and year-to-date sales, operating profit and diluted earnings per share. For the quarter ending July 31, 2008, sales reached $288 million, a 12 percent increase over sales in the same period a year ago. Volume increased 6 percent, including the first year effect of acquisitions which added 3 percent. Favorable effects of currency translation added 6 percent to sales growth. Operating profit for the quarter improved to $51 million, a 25 percent increase over the same period a year ago. Third quarter diluted earnings per share were $0.93, an increase of 29 percent over the prior year’s quarter.

“Despite significant challenges in the U.S. economic environment, Nordson delivered another very strong quarter to its shareholders,” said Chairman, President and Chief Executive Officer Edward P. Campbell. “The diverse nature of Nordson’s businesses and end market exposures provided the basis for our ongoing record performance. Sales continued to grow at double digit rates, and operating margin continued to improve, expanding to 18 percent in the current quarter from 16 percent in the same quarter a year ago.”

Segment & Regional Results

Sales increased 20 percent in the Adhesive Dispensing segment and 18 percent in the Advanced Technology segment compared to results in the third quarter a year ago. Sales decreased 18 percent in the Industrial Coating and Automotive segment. “Our performance in the quarter was driven by strong revenue growth in our two largest segments,” said Campbell. “Industrial Coating and Automotive, our smallest segment, was negatively impacted by cyclical weakness in durable goods markets such as appliances and automobiles.”

On a geographic basis, third quarter sales increased 28 percent in Europe, 19 percent in Asia Pacific and 8 percent in Japan compared to the same period a year ago. Sales decreased 5 percent in the United States and 3 percent in the Americas.

Fiscal 2008 Year-to-Date Results

For the first nine months of fiscal 2008, sales were a record $827 million, an 18 percent increase over the first nine months of fiscal 2007. Organic volume increased 7 percent, the first-year-effect of acquisitions added 5 percent and the favorable effects of currency translation added 6 percent. Earnings per share on a diluted basis for the first nine months reached an all-time high of $2.53, representing a 41 percent increase over the same period a year ago.

On a segment basis, first-nine-month sales increased 27 percent in the Advanced Technology segment and 19 percent in the Adhesive Dispensing segment, while sales declined 1 percent in the Industrial Coating and Automotive segment, all over the same period a year ago. On a geographic basis, first-nine-month sales increased 30 percent in Asia Pacific, 25 percent in Europe, 12 percent in Japan, 8 percent in the United States and 3 percent in the Americas. “Geographically, powerful sales growth of more than 30 percent in Asia Pacific and 25 percent in Europe helped to balance our slower growing regions,” said Campbell.

Order Rates and Backlog

Order rates for the 12 week period ending August 17, 2008, measured in constant currency, increased 3 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2007 acquisitions were owned in both years.

Backlog at the end of the third quarter was approximately $128 million, an increase of 5 percent compared with $122 million at the same time a year ago. Backlog increased by approximately $26 million or 25 percent from the end of fiscal 2007 to the end of the current year’s third quarter. Backlog amounts are calculated at July 31, 2008 exchange rates.

Outlook

“Though the business environment in certain geographic and end markets continues to be challenging, we expect another record year in 2008 for revenues and earnings per share,” said Campbell. “While operating from a position of strength, we will continue to focus aggressively on improving our operating performance and making the adjustments necessitated by the changing external economic forces that can impact our future.”

For the fourth quarter of fiscal year 2008, sales are expected to be in the range of down 1 percent to up 3 percent compared to the same period a year ago. Diluted earnings per share are expected in the range of $0.84 to $0.94. The midpoint of this range would be a 2 percent increase over the $0.87 per share earned in the prior year’s fourth quarter. This earnings per share range excludes any non-recurring costs that may be incurred in connection with operating improvement activities.

Nordson will broadcast its third-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Friday, August 22, 2008 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Barbara Price, Manager, Shareholder Relations, at (440) 414-5344.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in 34 countries.

A summary of sales, income, earnings and order rates is presented in the attached tables.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2008
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
Third Quarter			Year-to-Date
2008		2007	2008	2007

Net sales	$288,362	$257,713	$827,167	$702,881
Cost of sales	125,923	113,005	358,996	308,638
Selling & administrative expenses	111,142	103,729	326,252	290,621

Operating profit	51,297	40,979	141,919	103,622

Interest expense - net	(3,225)	(5,579)	(12,368)	(14,396)
Other income (expense) - net	2,617	531	4,838	2,241

Income before income taxes	50,689	35,931	134,389	91,467
Income taxes	18,319	11,410	47,631	30,409

Net Income	$32,370	$24,521	$86,758	$61,058

Return on sales	11%	10%	10%	9%
Return on average shareholders' equity	21%	20%	20%	18%

Average common shares outstanding (000's)	33,897	33,611	33,681	33,521

Average common shares and common share equivalents (000's)	34,637	34,215	34,318	34,159

Per share:

Basic earnings	$.95	$.73	$2.58	$1.82
Diluted earnings	$.93	$.72	$2.53	$1.79

Dividends paid	$.1825	$.175	$.5475	$.525

THIRD QUARTER PERIOD
Period Ending July 31, 2008
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2008	2007

Cash and marketable securities	$24,579	$31,145
Receivables	224,747	229,993
Inventories	135,819	119,650
Other current assets	30,849	29,136
Total current assets	415,994	409,924

Property, plant & equipment - net	136,384	132,937
Other assets	663,561	668,979

	$1,215,939	$1,211,840

Notes payable and debt due within one year	$217,592	$324,099
Accounts payable and accrued liabilities	152,358	185,815
Total current liabilities	369,950	509,914

Long-term debt	68,550	22,840
Other liabilities	146,894	147,969
Total shareholders' equity	630,545	531,117
	$1,215,939	$1,211,840

Other information:

Employees	4,139	4,089

Common shares outstanding (000's)	34,105	33,710

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2008
(Unaudited)

SALES BY
BUSINESS	Third Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
SEGMENT	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

Adhesive dispensing systems	$152,851	$127,753	9.4%	10.2%	19.6%	$429,167	$361,449	9.1%	9.6%	18.7%
Advanced technology systems	94,555	80,103	16.9%	1.1%	18.0%	272,222	213,989	25.7%	1.5%	27.2%
Industrial coating & automotive systems	40,956	49,857	-22.3%	4.4%	-17.9%	125,778	127,443	-6.5%	5.2%	-1.3%

Total sales by business segment	$288,362	$257,713	5.7%	6.2%	11.9%	$827,167	$702,881	11.4%	6.3%	17.7%

OPERATING
PROFIT BY
BUSINESS	Third Quarter					Year-to-Date
SEGMENT	2008	2007				2008	2007

Adhesive dispensing systems	$40,490	$29,751				$107,309	$82,498
Advanced technology systems	16,296	11,315				45,521	27,011
Industrial coating & automotive systems	521	6,440				5,891	10,465
Corporate	(6,010)	(6,527)				(16,802)	(16,352)

Total operating profit by business segment	$51,297	$40,979				$141,919	$103,622

SALES BY
GEOGRAPHIC	Third Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
REGION	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

United States	$76,717	$80,935	-5.2%	-	-5.2%	$233,912	$217,377	7.6%	-	7.6%
Americas	20,794	21,352	-5.4%	2.8%	-2.6%	54,603	52,967	-0.9%	4.0%	3.1%
Europe	118,471	92,462	14.7%	13.4%	28.1%	322,966	257,943	12.7%	12.5%	25.2%
Japan	23,745	22,069	-2.3%	9.9%	7.6%	73,118	65,147	2.6%	9.6%	12.2%
Asia Pacific	48,635	40,895	16.7%	2.2%	18.9%	142,568	109,447	26.8%	3.5%	30.3%

Total Sales by Geographic Region	$288,362	$257,713	5.7%	6.2%	11.9%	$827,167	$702,881	11.4%	6.3%	17.7%

SELECTED
SUPPLEMENTAL	Third Quarter					Year-to-Date
INFORMATION	2008	2007				2008	2007

Depreciation and amortization	$8,098	$7,597				$23,645	$20,326
Capital expenditures	$7,763	$6,470				$17,885	$25,689
Dividends paid	$6,185	$5,876				$18,430	$17,593

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 17, 2008
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	5%	United States	-
Advanced technology systems	1%	Americas	2%
Industrial coating & automotive systems	1%	Europe	7%
		Japan	-4%
Total	3%	Asia Pacific	4%

		Total	3%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma growth in order rates were calculated as though fiscal 2007 acquisitions were owned in both years.

CONTACT:
Nordson Corporation
Investor Contact:
Barbara T. Price, Manager, Shareholder Relations
440-414-5344
bprice@nordson.com
or
Media Contact:
James R. Jaye, Director, Corporate Communications
440-414-5639
jjaye@nordson.com